Exhibit (a)(1)(E)

Offer to Purchase for Cash
by
STEEL PARTNERS HOLDINGS L.P.
Through Its Wholly Owned Subsidiary
STEEL EXCEL, INC.

Up to $100 Million in Value of its Common Units

At a Purchase Price not Less than $40.00 nor Greater than $42.00 per Unit

The Offer, Proration Period and Withdrawal Rights will Expire at Midnight (at the end of the Day), Eastern Time, on May 6, 2022,
Unless the Offer is Extended (the “Expiration Date”)

April 7, 2022

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated April 7, 2022 (the “Offer to Purchase”), and the related Letter of Transmittal (the “Letter of Transmittal” which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Steel Partners Holdings L.P., a Delaware limited partnership (the “Company”), through its wholly owned subsidiary Steel Excel, Inc., a Delaware corporation (“Steel Excel” and, together with the Company, “we,” “us” or “our”), to purchase for cash up to $100 million in value of its common units, no par value, at a price, net to the seller, less any applicable withholding taxes and without interest, not less than $40.00 nor greater than $42.00 per unit (the “Purchase Price”), upon the terms and subject to the conditions of the Offer.  Unless otherwise indicated, all references to “units” are to the Company’s common units, no par value.

On the terms and subject to the conditions of the Offer, the Company will determine the single per unit price, not less than $40.00 nor greater than $42.00 per unit, net to the seller in cash, less any applicable withholding taxes and without interest, that the Company will pay for units properly tendered and not properly withdrawn in the Offer, taking into account the total number of units so tendered and the prices specified by the tendering unitholders. After the Offer expires, the Company will look at the prices chosen by unitholders for all of the units properly tendered.  The Company will then select the lowest Purchase Price (in multiples of $0.10 within the price range specified above) that will allow it to purchase up to $100 million in value of its units pursuant to the Offer.  If a lesser number of units is properly tendered, the Company will select the price that will allow it to purchase all the units that are properly tendered and not properly withdrawn.

The Company will purchase all units properly tendered prior to the Expiration Date at prices at or below the Purchase Price and not properly withdrawn at the same Purchase Price, net to the seller in cash, without interest, on the terms and subject to the conditions of the Offer, including its “odd lot” priority and proration provisions.  Subject to certain limitations and legal requirements, the Company reserves the right to accept for payment, according to the terms and conditions of the Offer, up to an additional 2% of its outstanding units without extending the Expiration Date.  In exercising this right, the Company may increase the Purchase Price to allow it to purchase all such additional units.  The Company will return units tendered at prices greater than the Purchase Price and units not purchased because of proration provisions to the tendering unitholders at the Company’s expense promptly after the Offer expires.  See Sections 2 and 3 of the Offer to Purchase.

On the terms and subject to the conditions of the Offer, if at the expiration of the Offer more than $100 million in value of units are properly tendered at or below the Purchase Price, the Company will purchase units first, from all holders of “odd lots” of less than 100 units (a “Odd Lot Holder”) who properly tender all of their units at or below the Purchase Price and do not properly withdraw them before the Expiration Date for the Offer and second, all other units properly tendered at prices at or below the Purchase Price and not properly withdrawn on a pro rata basis.  See Sections 2 and 3 of the Offer to Purchase.

We are the owner of record of units held for your account.  As such, we are the only ones who can tender your units, and then only pursuant to your instructions.  We are sending you the Letter of Transmittal for your information only; you cannot use it to tender units we hold for your account.

Please instruct us as to whether you wish us to tender any or all of the units we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

1. You may tender your units at prices not less than $40.00 nor greater than $42.00 per unit, as indicated in the attached Instruction Form, net to you in cash, less any applicable withholding taxes and without interest.

2. You should consult with your broker or other financial or tax advisor on the possibility of designating the priority in which your units will be purchased in the event of proration.

3. The Offer is not conditioned on any minimum number of units being tendered and is not conditioned upon financing. The Offer is, however, subject to certain other conditions set forth in Section 6 of the Offer to Purchase.

4. The Offer, withdrawal rights and proration period will expire at Midnight (at the end of the Day), Eastern Time, on May 6, 2022, unless the Company extends the Offer.

5. The Offer is for up to $100 million in value of its units, constituting approximately 11.5% of our outstanding units as of April 7, 2022 at the maximum Purchase Price of $42.00 per unit, or approximately 12.1% of our outstanding units as of April 7, 2022 at the minimum Purchase Price of $40.00 per unit.

6. Tendering unitholders who are registered unitholders or who tender their units directly to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, will not be obligated to pay any brokerage commissions or fees to the Company, solicitation fees or, except as set forth in the Offer to Purchase and the Letter of Transmittal, transfer taxes on the Company’s purchase of units under the Offer.

7. If you wish to tender portions of your units at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each such portion of your units. We must submit separate Letters of Transmittal on your behalf for each price you will accept for each portion tendered.

8. If you are an Odd Lot Holder and you instruct us to tender on your behalf all of the units that you own at or below the Purchase Price before the Expiration Date and check the box captioned “Odd Lots” on the attached Instruction Form, the Company, on the terms and subject to the conditions of the Offer, will accept all such units for purchase before proration, if any, of the purchase of other units properly tendered at or below the Purchase Price and not properly withdrawn.

If you wish to have us tender any or all of your units, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your units, we will tender all your units unless you specify otherwise on the attached Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date of the Offer. Please note that the Offer, proration period and withdrawal rights will expire at Midnight (at the end of the Day), Eastern Time, on May 6, 2022, unless the Offer is extended.

The Offer is being made solely under the Offer to Purchase and the related Letter of Transmittal (together with any amendment or supplement thereto) and is being made to all record holders of units. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of units residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

The Company’s Board of Directors has approved the Offer. However, neither the Company nor any member of its Board of Directors, nor the Depositary or the Information Agent is making any recommendation to you as to whether to tender or refrain from tendering your units or as to the Purchase Price or Purchase Prices at which you may choose to tender your units.  You must make your own decision as to whether to tender and, if so, how many units to tender and the Purchase Price or Purchase Prices at which your units should be tendered.  In doing so, you should read carefully the information in the Offer to Purchase and in the related Letter of Transmittal, including the Company’s reasons for making the Offer.  You should discuss whether to tender your units with your broker or other financial or tax advisor.

Our and Steel Excel’s respective directors, executive officers and affiliates have advised us that they do not intend to tender any of their units in the Offer.

INSTRUCTION FORM WITH RESPECT TO
Offer to Purchase for Cash
by
STEEL PARTNERS HOLDINGS L.P.
Through Its Wholly Owned Subsidiary
STEEL EXCEL, INC.

Up to $100 Million in Value of its Common Units
At a Purchase Price not Less than $40.00 nor Greater than $42.00 per Unit

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated April 7, 2022 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Steel Partners Holdings L.P., a Delaware limited partnership (the “Company”), through its wholly owned subsidiary of Steel Excel, Inc., a Delaware corporation, to purchase for cash up to $100 million in value of its units, no par value, at a price, net to the seller, less any applicable withholding taxes and without interest, not less than $40.00 nor greater than $42.00 per unit (the “Purchase Price”), upon the terms and subject to the conditions of the Offer.

The undersigned hereby instruct(s) you to tender to the Company the number of units indicated below or, if no number is indicated, all units you hold for the account of the undersigned, at the price per unit indicated below, on the terms and subject to the conditions of the Offer.

In participating in the Offer, the undersigned acknowledges that: (1) the Offer is established voluntarily by the Company, it is discretionary in nature and it may be extended, modified, suspended or terminated by the Company as provided in the Offer; (2) the undersigned is voluntarily participating in the Offer; (3) the future value of the Company’s securities are unknown and cannot be predicted with certainty; (4) the undersigned has read and understands the Offer; (5) the undersigned has consulted his or her tax and financial advisors with regard to how the Offer will impact his or her personal situation; (6) any foreign exchange obligations triggered by the undersigned’s tender of units or the recipient of proceeds are solely his or her responsibility; and (7) regardless of any action that the Company takes with respect to any or all income/capital gains tax, social security or insurance, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of units, the undersigned acknowledges that the ultimate liability for all Tax Items is and remains his or her sole responsibility. In that regard, the undersigned authorizes the Company to withhold all applicable Tax Items legally payable by the undersigned.

The undersigned consents to the collection, use and transfer, in electronic or other form, of the undersigned’s personal data as described in this document by and among, as applicable, the Company, its subsidiaries, and third party administrators for the exclusive purpose of implementing, administering and managing his or her participation in the Offer.

Number of units to be tendered by you for the account of the undersigned:

__________ units*

* Unless otherwise indicated, it will be assumed that all units held by us for your account are to be tendered.

THE UNDERSIGNED IS TENDERING UNITS AS FOLLOWS (CHECK ONLY ONE BOX):

(1) UNITS TENDERED AT PRICE DETERMINED BY UNITHOLDER (SEE INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL)

By checking ONE of the following boxes below INSTEAD OF THE BOX UNDER “Units Tendered at Price Determined Under the Offer”, the undersigned hereby tenders units at the price checked.  This action could result in none of the units being purchased if the Purchase Price determined by the Company for the units is less than the price checked below.  A UNITHOLDER WHO DESIRES TO TENDER UNITS AT MORE THAN ONE PRICE MUST COMPLETE A SEPARATE INSTRUCTION FORM FOR EACH PRICE AT WHICH UNITS ARE TENDERED.  The same units cannot be tendered, unless previously properly withdrawn as provided in Section 4 of the Offer to Purchase, at more than one price.

PRICE (IN DOLLARS) PER UNIT AT WHICH UNITS
ARE BEING TENDERED

☐	$40.00	☐	$40.30	☐	$40.60	☐	$40.90	☐	$41.20	☐	$41.50	☐	$41.80

☐	$40.10	☐	$40.40	☐	$40.70	☐	$41.00	☐	$41.30	☐	$41.60	☐	$41.90

☐	$40.20	☐	$40.50	☐	$40.80	☐	$41.10	☐	$41.40	☐	$41.70	☐	$42.00

OR

(2) UNITS TENDERED AT PRICE DETERMINED UNDER THE OFFER (SEE INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL)

By checking the box below INSTEAD OF ONE OF THE BOXES UNDER “Units Tendered at Price Determined by Unitholder,” the undersigned hereby tenders units at the Purchase Price, as the same shall be determined by the Company in accordance with the terms of the Offer.  For purposes of determining the Purchase Price, those units that are tendered by the undersigned agreeing to accept the Purchase Price determined in the Offer will be deemed to be tendered at the minimum price.

☐	The undersigned wants to maximize the chance of having the Company purchase all of the units the undersigned is tendering (subject to the possibility of proration). Accordingly, by checking this box instead of one of the price boxes above, the undersigned hereby tenders units at, and is willing to accept, the Purchase Price determined by the Company in accordance with the terms of the Offer. THE UNDERSIGNED SHOULD UNDERSTAND THAT THIS ELECTION MAY LOWER THE PURCHASE PRICE AND COULD RESULT IN THE TENDERED UNITS BEING PURCHASED AT THE MINIMUM PRICE OF $40.00 PER UNIT.

CHECK ONLY ONE BOX UNDER (1) OR (2) ABOVE.  IF MORE THAN ONE BOX IS CHECKED ABOVE, OR IF NO BOX IS CHECKED, THERE IS NO VALID TENDER OF UNITS.

ODD LOTS

(See Instruction 6 of the Letter of Transmittal)

To be completed only if units are being tendered by or on behalf of a person owning, beneficially or of record, an aggregate of fewer than 100 units.

☐	By checking this box, the undersigned represents that the undersigned owns, beneficially or of record, an aggregate of fewer than 100 units and is tendering all of those units.

In addition, the undersigned is tendering units either (check one box):

☐	at the Purchase Price, as the same will be determined by the Company in accordance with the terms of the Offer (persons checking this box need not indicate the price per unit above); or

☐	at the price per unit indicated above in the section captioned “Price (In Dollars) Per Unit at Which Units Are Being Tendered.”

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